Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in (a) the Registration Statement on Form S-8 (Registration No. 333-124448) relating to the 2005 Non-Employee Director Stock Plan, the Registration Statement on Form S-8 (Registration No. 333-87260) relating to the 2002 Non-Employee Director Stock Option Plan, the Registration Statement on Form S-8 (Registration No. 333-103734) relating to the Fortune Brands Retirement Savings Plan, the Registration Statement on Form S-8 (Registration No. 333-103736) relating to the Fortune Brands Hourly Employee Retirement Savings Plan, the Registration Statement on Form S-8 (Registration No. 33-58865) relating to the 1990 Long-Term Incentive Plan of Fortune Brands, Inc., the Registration Statement on Form S-8 (Registration No. 333-95909) relating to the 1999 Long-Term Incentive Plan of Fortune Brands, Inc., the Registration Statement on Form S-8 (Registration No. 333-51173) relating to the Fortune Brands, Inc. Non-Employee Director Stock Option Plan, the Registration Statement on Form S-8 (Registration No. 333-103735) relating to the Future Brands LLC Retirement Savings Plan, and the prospectuses related thereto, and (b) the Registration Statement on Form S-3 (Registration Nos. 33-113855 and 333-76371) of Fortune Brands, Inc. of our report dated March 4, 2005, except insofar as it relates to the restatement discussed in Note 2, and the effects of the discontinued operations discussed in Note 4, as to which the date is February 10, 2006, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Company’s annual report on Form 10-K/A for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 14, 2006

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